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                                                                    EXHIBIT 9(x)




JANUS                                                        KELLEY ABBOTT HOWES
100 Fillmore Street                             Vice President of Domestic Funds
Denver, Colorado 80206-4928                        and Assistant General Counsel
tel 303 336 7490  web janus.com

April 17, 2003

Janus Investment Fund
100 Fillmore Street
Denver, Colorado 80206-4928

Re: Public Offering of Janus Mid Cap Value Fund - Investor Shares and Institutional Shares and Janus Small Cap Value Fund - Investor Shares and Institutional Shares

Gentlemen:

I have acted as counsel for Janus Investment Fund, a Massachusetts business trust (the "Trust"), in connection with the filing with the Securities and Exchange Commission of a post-effective amendment to the Trust's registration statement with respect to the proposed sale of shares of beneficial interest, $0.01 par value, of the above-referenced series of the Trust.

I have examined the Trust's Agreement and Declaration of Trust and Bylaws, as amended, the proceedings of its trustees relating to the authorization, issuance and proposed sale of the Shares, and such other records and documents as I have deemed relevant. Based upon such examination, it is my opinion that upon the issuance and sale of the Shares in the manner contemplated by the aforesaid post-effective amendment to the Trust's registration statement, such Shares will be legally issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the above-referenced registration statement. This opinion is for the exclusive use of the Trust in connection with the filing of such post-effective amendment to the Trust's registration statement with the Securities and Exchange Commission (and certain state securities commissions) and is not to be used, circulated, quoted, relied upon or otherwise referred to by any other person or for any other purpose. This opinion is given as of the date hereof and I render no opinion and disclaim any obligation to revise or supplement this opinion based upon any change in applicable law or any factual matter that occurs or comes to my attention after the date hereof.

Very truly yours,

/s/ Kelley Abbott Howes
Kelley Abbott Howes
Vice President of Domestic Funds
and Assistant General Counsel

/pja


A JANUS CAPITAL Group Company